EXHIBIT 21

                  List of Subsidiaries as of October 31, 1996


The following is a listing of all subsidiaries of Able Telcom Holding Corp. as of October 31, 1996:

Traffic Management Group, Inc.
        Transportation Safety Contractors, Inc.
        Transportation Safety Contractors of Virginia, Inc.
        Georgia Electric Company

Telecommunications Services Group, Inc.
        Able Communication Services, Inc.
        Able Integrated Systems, Inc.
        Dial Communications, Inc.
        H. C. Connell, Inc.

Communications Development Group, Inc.
        Able Telcom/TTI C.A.
        Able Telcom International, Inc.
        Seima Telecommunications, Ltda.
        Neurotechnology, Inc.
        Able Wireless, Inc.

Cable Communications Group, Inc.